Exhibit 99.1

EVERI REPORTS 2016 SECOND QUARTER RESULTS

Q2 Revenues of $214 Million, Net Loss of $10.8 million and

Adjusted EBITDA of $51.2 Million

Las Vegas, NV – August 9, 2016 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the second quarter ended June 30, 2016.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2015
	(in millions, except per share amounts)

Revenues	$214.0	$206.4

Operating income (1)	$6.1	$16.3

Net loss (1)	$(10.8)	$(12.7)

Net loss per diluted share (1)	$(0.16)	$(0.19)

Diluted shares outstanding	66.0	65.8

Adjusted EBITDA (2)	$51.2	$52.4

(1)

Operating income, net loss, and net loss per diluted share for the three months ended June 30, 2016 included a $4.3 million write-down of a note receivable and warrant and a $0.9 million loss on the sale of the aircraft. Operating loss, net loss, and net loss per diluted share for the three months ended June 30, 2015 included $0.4 million of acquisition and other costs related to the merger of Everi and Everi Games Holding Inc. (the “Merger”) completed in December 2014.

(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our second quarter financial results, including quarterly sequential growth in Adjusted EBITDA for both our Games and Payments segments, are in line with our previous expectations.  These improvements were driven by early success against the mission critical initiatives we began to implement earlier this year.

“The progress we made in the second quarter includes a 10% year-over-year improvement in units sold in our Games segment.  The high level of interest in our new Core HDX cabinet is beginning to translate into unit sales as well as placements within our installed base.  Our Core HDX cabinet represented over 57% of quarterly unit sales in the second quarter.  The Core HDX also helped our installed base to increase by 222 units on a quarterly sequential basis.  The reception for our new cabinet and our continued development of new game content, combined with the Company’s entry into new markets, such as Alberta, Colorado and Missouri, support our outlook for higher year over year quarterly unit sales throughout the remainder of 2016.  Our Payments segment is benefitting from an increase in cash to the floor, a reduction in operating costs, including a reduction in the fraud losses that were associated with our implementation of an EMV solution, compared to the March 2016 quarter, and improved sales of higher margin kiosks.”

Mr. Rumbolz concluded, “While our second quarter results demonstrate progress across our business, they only represent the beginning stage of our execution. We are working tirelessly to perform against the objectives identified earlier this year.  Most importantly, we continue our efforts to achieve further progress with our growth initiatives.  We are increasing our product library and enhancing our games with features that improve profitability for our customers.  We have begun to develop new games based on licensed content, including the recently announced relationship with Penn & Teller, that will debut at the Global Gaming Expo (“G2E”).  We also recently entered into a new partnership for the distribution of our content into new channels, such as interactive gaming.  Our new initiatives also include leveraging our industry and technology expertise to integrate our Games and Payments products to provide casinos with additional patron value from Everi’s solutions.  Next month’s G2E will provide Everi with the platform to demonstrate for customers the progress we are making in developing products that help them grow their businesses.  We believe these initiatives, combined with our focus on our cost structure, are beginning to strengthen the Company’s foundation and are creating value for our shareholders.”

Second Quarter 2016 Results Overview

Revenues for the second quarter of 2016 increased 4% to $214.0 million from $206.4 million in the second quarter of 2015.  Games segment and Payments segment revenues for the second quarter of 2016 were $54.3 million and $159.7 million, respectively.  The Company reported operating income of $6.1 million for the second quarter of 2016 compared to operating income of $16.3 million in the prior-year period.  Operating income for the three months ended June 30, 2016 included a $4.3 million write-down of a note receivable and warrant acquired as part of the Merger and a $0.9 million loss related to the sale of the aircraft originally acquired in late 2015.  The Company received $4.6 million in cash in the quarter from the disposition of this asset.  Operating income for the prior-year period included $0.4 million in merger and other related costs and purchase accounting adjustments.

The Company recorded a loss before income tax of $18.7 million for the second quarter of 2016 compared to a loss before income tax of $21.6 million in the second quarter of 2015. The Company recorded a net loss of $10.8 million for the second quarter of 2016, compared to a net loss of $12.7 million for the same period last year. The second quarter of 2015 included a non-cash charge of $13.0 million related to a loss on extinguishment of debt.  Diluted loss per share was $(0.16) for the second quarter of 2016 compared to a diluted loss per share of $(0.19) for the same period last year.

Adjusted EBITDA for the second quarter of 2016 was $51.2 million, compared to $52.4 million in the second quarter of 2015.  Adjusted EBITDA for the three months ended June 30, 2016 included $30.0 million and $21.2 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended June 30, 2015 was comprised of $33.5 million and $18.9 million from the Games and Payments segments, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2015
	(in millions, except unit amounts and prices)

Revenues	$54.3	$54.9

Operating (loss) income (1)	$(7.2)	$4.2

Adjusted EBITDA (2)	$30.0	$33.5

Units sold	819	744

Average sales price (ASP)	$17,722	$16,476

Domestic participation installed units:
Average	13,013	13,175
Quarter end	13,179	13,335
Premium participation units at quarter end	1,772	1,658
Third-Party Class III participation units at quarter end	1,899	3,161
Approximate daily win per unit	$28.22	$29.30

(1)	Operating loss for the three months ended June 30, 2016 included a $4.3 million write-down of a note receivable and warrant.
(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 Second Quarter Games Segment Highlights:

•	Revenues were $54.3 million in the second quarter of 2016 compared to $54.9 million in the second quarter of 2015.

•

Revenues from gaming operations were $38.8 million in the second quarter of 2016 compared to $41.4 million in the prior-year period.  Excluding $0.8 million in revenue in the prior-year period from the Company’s electronic table games operations which were divested in the third quarter of 2015, revenues from gaming operations declined approximately 4% year over year primarily due to the decline in daily win per unit and a lower average installed base.

•	The installed base at the end of the second quarter of 2016 was 13,179 units, an increase of 222 units on a quarterly sequential basis.

•	The installed base of premium participation games increased 114 units year over year and by 32 units on a quarterly sequential basis to 1,772 units.

•	Estimated daily win per unit was $28.22 during the second quarter of 2016 compared to $29.30 in the prior year period.

•	Revenue from the New York Lottery business was $4.7 million in the second quarter of 2016 compared to $4.5 million in the prior-year period.

•

Revenue from electronic game sales was $15.5 million for the second quarter of 2016 compared to $13.5 million in the prior-year period, driven by the sale of 819 units in the second quarter of 2016 compared to 744 units in the second quarter of 2015.  Sales of the Company’s new Core HDX gaming cabinet represented approximately 57% of the 2016 second quarter unit sales.

•	Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 6% of total units sold in the second quarter of 2016 compared to 29% of total units sold in the prior-year period.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2015
	(in millions, unless otherwise noted)

Revenues	$159.7	$151.5

Operating income (1)	$13.3	$12.1

Adjusted EBITDA (2)	$21.2	$18.9

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.3
ATM	$3.7	$3.4
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.2	2.3
ATM	18.5	17.4
Check warranty	0.9	0.9

(1)Operating income for the three months ended June 30, 2016 included a $0.9 million loss related to the sale of the aircraft.  Operating income for the three months ended June 30, 2015 included $0.4 million in merger and other related costs and for purchase accounting adjustments.

(2)For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 Second Quarter Payments Segment Highlights:

•	Revenues increased approximately 5% to $159.7 million in the second quarter of 2016 compared to $151.5 million in the prior-year period.

•

Cash advance revenues increased approximately 1% to $59.6 million in the second quarter of 2016 compared to $59.3 million in the prior-year period, with growth in same-store sales revenue mostly offset by the loss of a corporate customer in the fourth quarter of 2015.

•

ATM revenues increased approximately 11% to $84.0 million from $75.8 million in the prior-year period, primarily reflecting higher transaction volume as a result of the acquisition of two ATM portfolios in the third and fourth quarters of 2015, surcharge rate increases by the Company’s casino customers and same-store transaction growth.  These increases were partially offset by the above noted loss of a corporate customer in the fourth quarter of 2015.

•	Check services revenues were $5.3 million in the second quarter of 2016 and 2015.

•

Other revenues declined 2% year over year, or by $0.2 million, to $10.9 million, primarily due to a year-over-year decline in revenue related to kiosk sales.  As anticipated, revenue related to kiosk sales increased on a quarterly sequential basis.

2016 Outlook Update

The Company is reiterating its previously disclosed outlook as it expects that 2016 Adjusted EBITDA will not grow compared to reported 2015 Adjusted EBITDA.  Reflecting the seasonality of Everi’s business, the Company expects that Adjusted EBITDA in the fourth quarter will be lower than the third quarter and greater than the first quarter.  Everi believes there is still an opportunity to deliver growth in Adjusted EBITDA in the second half of 2016 compared to the first half of 2016.  Factors considered in the Company’s outlook for the balance of the year include:

•

The Company continues to expect that quarterly unit sales for the Games segment will exceed prior-year sales in both the third and fourth quarters of 2016.  The Company expects to recognize the previously announced sale of 200 units to the Alberta Gaming and Lottery Commission in the second half of 2016. The Company’s current expectation is that these units will ship late in the third quarter.

•

The installed base is expected to grow from the 2016 second quarter period-end installed base.  As a result, the Company expects the installed base at December 31, 2016 will be relatively flat compared to the installed base at December 31, 2015, reflecting new placements of proprietary Class II and Class III units.  The Company will continue to manage third party Class III unit removals with the expectation that it will be able to replace a portion of any removals with proprietary Class II units.

•

The Company’s Payments business is expected to benefit over the balance of the year from the continuing improvement in cash to the floor in the gaming industry.  Sales of higher margin kiosks and compliance products are expected to contribute higher revenue in the second half of the year compared to the first half of the year.

•

As of June 30, 2016, Everi had no amounts outstanding under its revolving credit facility.  The Company continues to expect to borrow on this revolving credit facility, but now expects such borrowing during the second half of 2016.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its second quarter 2016 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 801-6507 or for international callers by dialing (913) 312-9306.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the PIN number is 4890547.  The replay will be available until August 16, 2016. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA. We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, write-down of note receivable and warrant, loss on the sale of the aircraft, acquisition and other costs related to mergers and purchase accounting adjustments and accrued executive severance costs less a benefit from one-time legal settlement proceeds. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, it should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share or cash flow data prepared in accordance with GAAP.

A reconciliation of the Company’s net earnings (loss) per GAAP to Adjusted EBITDA is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

Our cash position as measured by cash and cash equivalents depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We define net cash available as cash and cash equivalents plus settlement receivables less settlement liabilities. In order to enhance investor understanding of our cash balance, we provide a reconciliation of cash and cash equivalents to net cash available.

Net cash available is not a measure of the Company’s current financial position under GAAP. Accordingly, it should not be considered in isolation or as a substitute for, and should be read in conjunction with, cash and cash equivalents prepared in accordance with GAAP. A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding the reception of our new Core HDX cabinet,  our continued development of new game content, our entry in new markets, our outlook for higher quarterly unit sales throughout the remainder of 2016, our ability to improve profitability for customers and help them grow their businesses, our ability to develop new games based on licensed content, our ability to leverage our industry and technology knowledge to integrate Games and Payments products, our ongoing focus on our cost structure, our guidance relating to

Adjusted EBITDA, our Games performance in the third and fourth quarters of 2016, the timing of recognition of certain sales to Alberta Gaming and Lottery Commission, the timing of when unit sales to Alberta Gaming and Lottery Commission will ship, the size of our installed base and placements of Class II and Class III content, the expected continued improvement in cash to the floor in the gaming industry and our need to borrow amounts from the revolving credit facility.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 15, 2016 and subsequent periodic reports, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Games	$54,264	$54,868	$102,442	$109,913
Payments	159,736	151,496	317,327	303,924
Total revenues	214,000	206,364	419,769	413,837
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	12,968	12,246	21,404	24,324
Payments cost of revenue (exclusive of depreciation and amortization)	123,498	114,976	246,155	229,921
Operating expenses	30,733	26,847	60,738	42,688
Research and development	4,671	4,470	10,040	9,906
Depreciation	12,470	10,717	24,805	21,094
Amortization	23,600	20,772	46,783	41,427
Total costs and expenses	207,940	190,028	409,925	369,360
Operating income	6,060	16,336	9,844	44,477
Other expenses
Interest expense, net of interest income	24,742	24,958	49,734	50,613
Loss on extinguishment of debt	—	12,977	—	12,977
Total other expenses	24,742	37,935	49,734	63,590
Loss before income tax	(18,682)	(21,599)	(39,890)	(19,113)
Income tax benefit	(7,886)	(8,858)	(15,942)	(6,841)
Net loss	(10,796)	(12,741)	(23,948)	(12,272)
Foreign currency translation	(435)	811	(920)	(62)
Comprehensive loss	$(11,231)	$(11,930)	$(24,868)	$(12,334)
Loss per share
Basic	$(0.16)	$(0.19)	$(0.36)	$(0.19)
Diluted	$(0.16)	$(0.19)	$(0.36)	$(0.19)
Weighted average common shares outstanding
Basic	66,041	65,844	66,038	65,734
Diluted	66,041	65,844	66,038	65,734

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(23,948)	$(12,272)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	71,588	62,521
Amortization of financing costs	3,349	3,730
Loss on sale or disposal of assets	1,688	374
Accretion of contract rights	4,339	4,092
Provision for bad debts	4,955	4,370
Write-down of assets	4,289	—
Reserve for obsolescence	667	124
Loss on early extinguishment of debt	—	12,977
Stock-based compensation	2,768	3,954
Other non-cash items	(38)	(20)
Changes in operating assets and liabilities:
Settlement receivables	18,030	19,544
Trade and other receivables	1,846	(75)
Inventory	1,502	3,637
Prepaid and other assets	2,617	(18,396)
Deferred income taxes	(16,784)	(7,525)
Settlement liabilities	(38,500)	22,240
Accounts payable and accrued expenses	18,044	27,116

Net cash provided by operating activities	56,412	126,391

Cash flows from investing activities
Capital expenditures	(46,509)	(29,660)
Acquisitions, net of cash acquired	—	(2,257)
Proceeds from sale of fixed assets	4,608	29
Placement fee agreements	(11,187)	(1,255)
Repayments under development agreements	—	2,392
Changes in restricted cash and cash equivalents	54	60

Net cash used in investing activities	(53,034)	(30,691)

Cash flows from financing activities
Repayments of credit facility	(19,400)	(5,000)
Repayments of secured notes	—	(350,000)
Proceeds from issuance of secured notes	—	335,000
Debt issuance costs	(480)	(1,154)
Proceeds from exercise of stock options	—	1,673
Purchase of treasury stock	(13)	(40)

Net cash used in financing activities	(19,893)	(19,521)

Effect of exchange rates on cash	(411)	(257)

Cash and cash equivalents
Net (decrease) increase for the period	(16,926)	75,922
Balance, beginning of the period	102,030	89,095
Balance, end of the period	$85,104	$165,017

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH AVAILABLE

(In thousands)

	At June 30,	At December 31,
	2016	2015

Cash and cash equivalents	$85,104	$102,030
Settlement receivables	26,873	44,933
Settlement liabilities	(101,462)	(139,819)

Net cash available	$10,515	$7,144

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended June 30,			Three Months Ended June 30,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(10,796)			$(12,741)
Income tax benefit			(7,886)			(8,858)
Loss on extinguishment of debt			—			12,977
Interest expense, net of interest income			24,742			24,958

Operating (loss) income	$(7,210)	$13,270	$6,060	$4,199	$12,137	$16,336

Plus: depreciation and amortization	30,253	5,816	36,069	26,828	4,661	31,489

EBITDA	$23,043	$19,086	$42,129	$31,027	$16,798	$47,825

Non-cash stock compensation expense	478	1,229	1,707	403	1,758	2,161
Accretion of contract rights	2,242	—	2,242	1,988	—	1,988
Write-down of note receivable and warrant	4,289	—	4,289	—	—	—
Loss on sale of the aircraft	—	878	878	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	43	382	425

Adjusted EBITDA	$30,052	$21,193	$51,245	$33,461	$18,938	$52,399

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

(In thousands)

	Six Months Ended June 30,			Six Months Ended June 30,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(23,948)			$(12,272)
Income tax benefit			(15,942)			(6,841)
Loss on extinguishment of debt			—			12,977
Interest expense, net of interest income			49,734			50,613

Operating (loss) income	$(10,455)	$20,299	$9,844	$4,813	$39,664	$44,477

Plus: depreciation and amortization	59,435	12,152	71,587	53,126	9,395	62,521

EBITDA	$48,980	$32,451	$81,431	$57,939	$49,059	$106,998

Non-cash stock compensation expense	839	1,929	2,768	522	3,432	3,954
Accretion of contract rights	4,339	—	4,339	4,092	—	4,092
Accrued executive severance	—	3,274	3,274	—	—	—
Write-down of note receivable and warrant	4,289	—	4,289	—	—	—
Loss on sale of the aircraft	—	878	878	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	1,503	915	2,418
Legal settlement proceeds	—	—	—	—	(14,440)	(14,440)

Adjusted EBITDA	$58,447	$38,532	$96,979	$64,056	$38,966	$103,022